Exhibit 14

Code of Ethics

&

Conflicts of Interest Policy

APPROVED: 11/17/04; 2/16/05; 5/16/07; 6/18/08; 7/15/09, 7/21/10, 8/17/11, 11/19/12, 11/20/13, 2/19/2014, 11/19/2014, 02/18/2015, 3/16/2016.

Code of Ethics and Conflicts of Interests Policy

Introduction

The Bank has a responsibility to ensure public trust and a belief that its operation will be conducted with the utmost integrity and with avoidance of conflicts of interest. Therefore, the Bank has adopted the following Code of Ethics and Conflicts of Interest Policy (“Code of Ethics”) as a means of promoting ethical conduct among all the Bank’s directors, officers and employees. The Code of Ethics is also designed to promote honesty in terms of communications within the Bank and from the Bank to its customers, markets and shareholders. Compliance with this Code of Ethics is the obligation of each director, officer and employee, and any director’s, officer’s or employee’s failure to comply will be considered a serious violation of Bank policy subject to sanctions, including possible dismissal of the offending individual from all Bank positions, depending on the nature and circumstances of the violation.

General Objectives

The general objective of this Code of Ethics is to set forth the Bank’s standard of behavior for ethical conduct. The Bank requires immediate disclosure of any potential conflict of interest and seeks to prevent such a situation from arising. Adherence to this Code of Ethics should prevent the development of improper relationships between Bank directors, officers, employees, and customers and promote ethical standards to ensure that we maintain the trust of our stakeholders.

Authority

The Boards of Directors of the Bank and holding company are ultimately responsible for establishing specific policies to address potential conflicts of interest for directors, senior officers, and employees of the Bank. The authority to implement policy and related procedures has been assigned to the Chief Executive Officer.

The Boards will review and approve this Policy annually. The Boards delegate to the Corporate Governance Committee the oversight of this Policy, including compliance with it and review and recommendation of it annually to the full Board.

Any action taken regarding inappropriate insider activities or a breach of this Code of Ethics may ultimately be reviewed and acted upon by the entire Board of Directors, after considering the facts, seriousness of the conduct, and potential breach of trust.

Definitions

For the purposes of this Code of Ethics, the following definitions apply:

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Conflicts of Interest. Exist when a director, officer or employee (or a member of his or her immediate family) has a personal interest in any matter that may influence the director’s, officer’s or employee’s judgment in the discharge of his or her job-related duties or obligations.

●	Officer or Employee. Any part-time or full-time salaried officer or employee of the Bank.

●

Immediate Family. Spouse, children, parents or guardians, mother- or father-in-law, brothers or sisters, grandparents, brothers- or sisters-in-law, step-parents or step-children, and/or other dependents of the officer, employee, or director. Co-habitant situations will be treated the same as being immediate family for the purposes of this Code of Ethics.

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Gift. May include cash or property, special discounts, price concessions, special personal items, special personal entertainment (other than of a normal social nature), special personal services or favors, or special dispensations of any kind that could be attributed to the recipient’s position or responsibilities with the Bank.

Policy Statement

Due to the adverse consequences to the Bank that may result from self-dealing, fraud, and misconduct of directors, management, and employees, the Board of Directors of the Bank will hold its directors, officers and employees to this Code of Ethics and require reporting of conflicts of interest. Failure to comply with any portion of this Code of Ethics may result in the termination of employment or directorship.

All directors, officers and employees of the Bank are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with the Bank’s customers or with the Bank itself. Each director, officer and employee must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between the Bank and that organization or individual. Directors, officers or employees must not represent the Bank in any transaction if the personal interest of the director, officer or employee might affect his/her ability to represent the Bank’s interests fairly and impartially.

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A financial interest in real estate by the spouse or other immediate family member of a director, officer or employee, as defined in this Code of Ethics, shall be deemed to constitute an interest of the director, officer or employee.

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Each director, officer and employee must disclose in writing any activities as attorney, consultant, agent, broker or employee for any person, firm or corporation that has or is actively seeking business dealings with the Bank. The written disclosure must include a description of the activity and the reasons that it does not compromise the director, officer or employee’s judgment in the discharge of his or her Bank position, related duties, or obligations. The written disclosure must be provided to the Chairman of the Board of Directors and to the CEO who are authorized to determine whether the activity constitutes a conflict of interest and to act upon that determination.

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In the case of directors whose principal profession results in their routinely acting as attorney, consultant, agent or broker for persons, firms or corporations that have or are actively seeking business dealings with the Bank, such directors shall disclose this fact in writing annually. The disclosure should state the nature of the routine professional capacity in which the director acts and affirm that his/her actions have not and will not violate this Policy. For loan related matters, such directors shall verbally inform the Loan Committee of each case in which the director is representing a party having or seeking business dealings with the Bank. Such notification shall be recorded in the minutes of the Loan Committee Meeting. In all other matters, the director shall inform the Chairman of the Corporate Governance Committee of each case in which the director is representing a party having or seeking business dealings with the Bank. Such notification shall be reported by the Chairman at the next regularly scheduled meeting of the Corporate Governance Committee and recorded in the minutes of the meeting.

Any questionable course of action must, in all instances, be viewed as a potential conflict of interest requiring approval or clarification.

While this Code of Ethics does not intend to interfere with the personal lives of directors, officers or employees, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible. If these situations cannot be avoided, they must be reported immediately to a direct superior or, in the case of a director, the Chairman of the Corporate Governance Committee of the Board. Subsequently, the director, officer or employee should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

Directors, officers and employees of the Bank should also respect and comply with all laws, rules and regulations of the United States, Connecticut, and the Towns and other jurisdictions in which the Bank conducts its business.

Corporate Opportunity

Directors, officers and employees have a responsibility to the Bank to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited from (a) personally taking referrals and other business opportunities that properly belong to the Bank or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Bank. Directors, officers and employees have an affirmative obligation to disclose in writing whenever necessary any outside business or financial interest which could influence their official duties or actions, including any substantial interest in any company with which the Bank does business or is in competition.

Confidential Information

One of the most critical responsibilities that directors, officers and employees have is to maintain the trust placed in them by the Bank’s customers. Confidential information must be safeguarded, whether obtained from those who do business with the Bank or from sources within the Bank. The use of such information for personal, familial, or other gain is unethical and illegal. Information regarding any business cannot be disclosed to outside individuals (unless authorized by the Bank or its customer) and may not be used for personal gain.

Use of confidential information for other than the Bank’s business purposes may result in disclosure of insider information. Insider information is defined as information of a material nature. Insider information may not be used to purchase, trade, or solicit securities until that information is available to the general public.

Confidentiality is important regardless of the form the information takes: oral, printed or on electronic equipment. You must take care in what you say, to whom, and where. You must take care about how you treat various forms of correspondence, memos, files and reports; and about seeing that there is no misuse of the information you display on computer screens or store in databases.

Confidential information includes customer or employee information. Employees should take care to safeguard customer and their own personal information. An employee also may not cause the improper disclosure of customers’ or another employees’ personal information.

Conducting Personal Banking Transactions

All employees must acknowledge that conducting transactions on one’s own behalf is a violation of this Code of Ethics. All directors, officers and employees should consider the following non-exclusive guidelines when conducting personal banking transactions:

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Tellers must not process personal transactions for themselves, family members (as defined earlier in this Code of Ethics), or for any other situations where objectivity might be compromised. Any teller conducting a personal banking transaction on his or her own behalf must approach the teller line as a customer.

●	Rebates of bank fees for directors, officers or employees must be approved by the Regulation O Officer or the Chief Executive Officer.

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Loan requests for any director, officer or employee must be approved by the Regulation O Officer or the Chief Executive Officer. Directors, officers and employees who borrow should follow the required schedule for making systematic payments to reduce all debt.

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Employees that have been granted lending authority must not process loan requests for family members or any other situations where objectivity might be compromised. Such loan requests must be handled by another authorized lender.

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No officer or staff member is permitted to sign an account or a safe deposit box with a second or third signer who is a non-relative, unless the account is for a non-profit organization of which the employee is an officer of the organization or is for an official Bank, holding company or subsidiary purpose.

●	A Bank employee may administer memorial accounts opened for a recently deceased person.

Securities & Investments

Directors, officers and employees of the Bank are encouraged to purchase and hold stock of the Bank for long-term investment. Employment in a bank and representation on the Board of Directors of a bank requires prudent and proper conduct in investment and other situations. The purchase or sale of Bank stock or any other securities based on insider information is prohibited.

Another area in which extreme care must be taken to avoid even an appearance of impropriety concerns speculation in securities, real estate, or the like where the information which prompted a transaction was gained by reason of employment with the Bank. Any such activities will be considered a serious breach of Bank policy. They may also constitute violations of the law which could subject the employee to civil or criminal penalties. Also, directors, officers and employees of the Bank should refrain from the purchase of new issues from brokers doing business with the Bank and investing in any securities concerning which inside information has been received from personnel in other departments of the Bank.

Gifts and Entertainment

Directors, officers and employees of the Bank are not to solicit or receive gifts from prospective or current customers, associates, or any other individuals, businesses, or other entities relating to their service as a director, officer or employee of the Bank except as noted below. Section 215 of Title 18 of the United States Code makes it a federal crime for bank officers to accept gifts or fees from customers for processing a loan or similar accommodation. This includes both direct and indirect benefits such as commissions, concessions from attorneys, insurance and real estate agents, salesmen and the like, who may offer such for giving or referring business to them. These prohibitions apply to members of the officer’s immediate family. No secret or illegal payments, bribes, or kickbacks in any form whatsoever are to be made under any circumstances to obtain a benefit for the Bank or the employee that would not otherwise be available. All contractual placements of Bank business and acceptance of business by the Bank must be made purely upon business considerations.

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Any gifts received from customers or vendors relating to an individual’s service as a director, officer or employee of the Bank shall be of nominal value. Nominal value is considered to be anything $50 or below. Any such gifts where the known value exceeds $50 must be reported to the CEO or the Chairman of the Board. This requirement is applicable on an accumulative annual basis per gift donor. This report shall be submitted no later than two (2) weeks after the receipt of the gratuity on the Gifts Reporting Form provided with this Code of Ethics.

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Directors, officers and employees of the Bank are expected to participate in entertainment and amenities of reasonable cost to facilitate business. Payment by anyone other than the Bank of excessive costs or travel not customary or within acceptable business practice must not be accepted. Any questionable circumstances must be reported to your immediate supervisor.

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Tickets for sporting, cultural, or other events purchased by the Bank are to be used in entertaining potential or actual customers, vendors, or others for business purposes only. It is within proper ethics and taste to accept an occasional luncheon invitation or a ticket to a sporting event or the theater when such social courtesies are infrequent and can be reciprocated.

External Involvement

While the Bank encourages its directors, officers and employees to be involved in outside activities, including charitable and political functions, federal law prohibits the Bank from making political contributions. At no time will employees solicit other employees for political contributions or coerce others into contributing to any political organization.

Capitalizing on opportunities for personal gain or compensation outside of that provided by the Bank for the performance of services for the Bank is strictly prohibited. Employment of officers and full-time employees outside the Bank is discouraged and must be approved by your immediate supervisor and the Chief Executive Officer either at the time of hire or prior to acceptance of outside employment.

Conduct of Insiders

Regulation O defines “insiders” as directors, executive officers, and principal shareholders. These people must take care that their conduct does not violate rules relating to self-dealing and personal gains. At no time are members of this group allowed to take advantage of their position in the Bank for personal profit or influence over credit and other decisions with regard to their business or personal interests.

Directors are prohibited from being involved in the loan approval process where they may benefit directly or indirectly from the decision to grant credit.

Decisions regarding the sale or purchase of Bank assets and services must be made in the best interests of the Bank, with no influence on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be “at arm’s length.”

Disclosures

Directors, officers and employees of the Bank must make disclosures of any relationships, receipt of gifts, compensation, or other situations leading to possible conflicts in the following manner:

Employees	Report to immediate supervisor
Officers	Report to Chief Executive Officer
President and all Directors	Report to Chairman of the Corporate Governance Committee

Directors, principal shareholders, and all Bank officers must make annual written disclosures to the Board of Directors of any actual and potential conflicts of interest and any potential conflicts of their related interests.

Obstruction of an Investigation

Directors, officers and employees must not refuse to answer questions required by authorized Bank personnel concerning any matter related to the performance of his or her official duties or of any person dealing with the Bank.

Fair Dealing

Each director, officer and employee should endeavor to deal fairly with the Bank’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Directors, officers or employees must not make, or cause to be made, a materially false or misleading statement about the affairs of the Bank, nor may they disclose confidential customer or employee information to unauthorized persons.

Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Bank’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Bank’s profitability. All Bank assets should be used for legitimate business purposes only.

Sanctity of Books and Records

All of the Bank’s books, records, accounts, and financial statements must be maintained in reasonable detail, appropriately reflect the Bank’s transactions, and conform both to applicable legal requirements and to the Bank’s system of internal controls. Directors, officers and employees must not make any omission, or cause an omission to be made, in any Bank record, financial or otherwise. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Bank’s records retention policy and procedures. In accordance with this Code of Ethics, in the event of litigation or governmental investigation, please consult your supervisor.

All published information (both for internal and external use), developed programs, equipment, and related materials are the property of the Bank and are reserved for use by directors, officers and employees of the Bank. Use of these materials for any other purpose may constitute copyright infringement and theft.

Public Company Reporting

As a public company, it is of critical importance that the Bank’s filings with the securities authorities be accurate and timely. Depending on their position with the Bank, a director, officer, or employee may be called upon to provide necessary information to assure that the Bank’s public reports are complete, fair and understandable. The Bank expects directors, officers and employees to take this responsibility very seriously and to provide prompt, accurate answers or certifications to internal inquiries related to the Bank’s public disclosure requirements.

Foreign Corrupt Practices Act

The Bank is subject to the Foreign Corrupt Practices Act, and any applicable amendments, under Title 15 of the United States Code. This federal law has three (3) main thrusts:

1.	It is unlawful to bribe foreign officials or politicians to get or keep business.

2.	The Bank is required to make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Bank.

3.	The Bank is required to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

●	Transactions are executed in accordance with management’s general or specific authorization;
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Transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statement, and to maintain accountability for assets;

●	Access to assets is permitted only in accordance with management’s general or specific authorization; and
●	The recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

All employees of the Bank are expected to comply with the policy that no officer or employee may make any payment with the Bank’s funds, directly or indirectly, to any official of a government or government agency, political party, or politician such as would cause a violation of Item 1 above, or establish or maintain any secret or unrecorded fund for the purpose of facilitating any such illegal payment.

All employees are expected to record transactions involving the assets and liabilities of the Bank, in accordance with the Bank’s established internal control systems, so as to assure the integrity of the Bank’s financial statement.

Violations, or matters which may be in violation of this Policy, should be reported as explained in the “Accounting Complaints” and “Reporting any Illegal or Unethical Behavior” sections of this Policy.

Criminal Laws

Please be aware that federal statutes contain numerous laws prohibiting certain actions by employees of financial institutions such as the Bank. Some of the prohibited actions for which directors, officers and employees could be held liable are:

●	Seeking or accepting anything of value in connection with any transaction or business of a financial institution (18 U.S.C. § 215);
●	Theft, embezzlement or misapplication of funds or assets (18 U.S.C. § 656);
●	Making extortionate extensions of credit (18 U.S.C. §§ 891-896) (i.e., making excessive or exorbitant extensions of credit, or the extension of credit in any way involving extortion);
●	Unauthorized issuance of obligations or making false entries in any book or report of the Bank (18 U.S.C. § 1005);
●	Making any false statement or report to the Bank or a federal bank examiner or any other person, company or agency (18 U.S.C. § 1005);
●	Certifying a check drawn on an account in which there are not sufficient collected funds (12 U.S.C. § 501 and 18 U.S.C. § 1004);
●	Making loans to certain bank examiners (18 U.S.C. § 212);
●	Serving as an officer or employee of any firm engaged primarily in the issue, public sale, or underwriting of stocks, corporate bonds or other securities while an officer or employee of a bank.

Further, the United States Criminal Code (18 U.S.C. § 3) states that any person, knowing that an offense (breach of federal criminal law) has been committed, who receives, relieves, comforts or assists the offender in order to hinder or prevent his or her apprehension, trial or punishment, is an accessory after the fact. If you are found to be an accessory after the fact, you are subject to fines and imprisonment as provided in the criminal code.

Equal Rights

It is the Bank’s policy to ensure equal employment opportunity for all persons, regardless of race, color, religion, age, sex, marital status, national origin, ancestry, sexual orientation, disability, veteran, gender identity/expression, genetic information, or any other applicable legally protected status, and to deal with all customers and prospective customers on a non-discriminatory basis.

Accounting Complaints

The Bank’s policy is to comply with all financial reporting and accounting regulations applicable to the Bank. If any director, officer or employee of the Bank has concerns or complaints regarding questionable accounting or auditing matters of the Bank, then he or she must inform his/her supervisor, the CEO (Martin J. Geitz, President, Simsbury Bank, 86 Hopmeadow Street, Simsbury, CT 06089), or the chairman of the Corporate Governance Committee of the Board of Directors of the Bank (Robert J. Bogino, Chairman of the Board, c/o Simsbury Bank, 86 Hopmeadow Street, Simsbury, CT 06089) with a view to notifying proper legal authorities. In the case of directors, such matter must be raised with the chairman of the Corporate Governance Committee of the Board of Directors. If they do not believe it appropriate or are not comfortable approaching their supervisor or the CEO about their concerns or complaints, then they must contact the chairman of the Corporate Governance Committee of the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. Notification of legal authorities, where appropriate, shall be made after considering the confidentiality of the information involved.

Reporting any Illegal or Unethical Behavior

Directors, officers and employees are required to talk to the appropriate personnel about observed illegal or unethical behavior when in doubt about the best course of action in a particular situation. Directors, officers and employees who are concerned that violations of this Code, or that other illegal or unethical conduct by directors, officers or employees of the Bank, have occurred or may occur, must inform their supervisor, the CEO, or the chairman of the Corporate Governance Committee of the Board of Directors of the Bank with a view to notifying proper legal authorities. In the case of directors, such matter must be raised with the chairman of the Corporate Governance Committee of the Board of Directors. If they do not believe it appropriate or are not comfortable approaching their supervisor or the CEO about their concerns or complaints, they must contact the chairman of the Corporate Governance Committee of the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. Notification of legal authorities, where appropriate, shall be made after considering the confidentiality of the information involved.

No Retaliation

The Bank will not permit retaliation of any kind by or on behalf of the Bank and its employees, officers or directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct. Any person who participates in such retaliation is subject to disciplinary action, including termination.

RECEIPT & ACKNOWLEDGEMENT

CODE OF ETHICS AND CONFLICTS OF INTEREST POLICY

I acknowledge receipt of Simsbury Bank’s Code of Ethics and Conflicts of Interest Policy (“Code of Ethics”) approved by the Board on November 19, 2014. The content of this Code of Ethics takes priority over any previous statements made on this topic that may be included in the Employee Handbook or any other sources.

I understand that my signature below indicates that I have read and understand all the components of the Code of Ethics; have had the opportunity to ask questions concerning the Code of Ethics; and that I agree to adhere to the standards set forth in the Code of Ethics and Conflicts of Interest Policy.

I understand that, due to the potential adverse consequences to the Bank that may result from a failure of directors, management, or employees to adhere to this Code of Ethics, the Board of Directors of the Bank will hold me, as a director, officer or employee, responsible for my failure to report conflicts of interest or violations of the Code of Ethics and that my failure to comply with any portion of this Code of Ethics may result in termination of my employment or directorship.

If I have any questions regarding reporting a potential violation, I will communicate with whomever I feel the most comfortable, which may include my immediate supervisor, the Human Resources Manager, the CEO, or the chairman of the Corporate Governance Committee of the Board. I understand that I can make a report in writing anonymously directly to the chairman of the Corporate Governance Committee if I feel that this approach is appropriate given the circumstances.

I also understand the requirements for reporting any gifts that may be offered to me relating to Bank business and I will use the Gifts Reporting Form for this purpose.

Print director, officer or employee name

Signature of director, officer or employee	Date

Gifts Reporting Form

This form must be completed whenever a Bank employee, officer, or director is offered a gift by a Bank customer, a prospective customer, a vendor, a prospective vendor or any other entity and the estimated value exceeds $50. This form supports the requirements of the Bank’s Code of Ethics and Conflicts of Interest Policy.

Describe the gift offered:     _______________________________________________

Name of the individual or organization offering the gift:

_______________________________________________________________________

Was the gift accepted?     ☐ Yes          ☐ No

If accepted, what is the estimated or known value of the gift?     _____________

Name of gift recipient:     ____________________________

Signature of gift recipient:     ____________________________     Date     __________

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Acknowledged by:

CEO or Chairman Signature:     ___________________________     Date     ___________

02-19-14